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EXHIBIT 99.1

[HEALTHNET LETTERHEAD]

News Release

Media Contact:	Lisa Haines (818) 676-7912 lisa.j.haines@health.net
Investor Contact:	David Olson (818) 676-6978 david.w.olson@health.net

HEALTH NET'S SECOND QUARTER EARNINGS BEFORE CHARGES
AND OTHER ITEMS FOR FLORIDA SALE REACH $.38 PER SHARE

    California Enrollment Climbs, SG&A Drops, Reserves Rise and Debt Falls Again

    LOS ANGELES, July 31, 2001—Health Net, Inc. (NYSE:HNT) today announced that second quarter earnings reached $.38 per diluted share before the effect of charges and Florida operating losses recorded in the quarter in connection with the sale of the company's Florida health plan. Including the effect of charges and items connected with the Florida transaction, Health Net incurred a net loss of $14,205,000 or $.12 per share in the second quarter of 2001, compared with net income of $38,695,000 or $.32 per diluted share in the second quarter of 2000.

    Higher enrollment in key markets and lower selling, general and administrative (SG&A) expenses drove the improved operating results. Reserves for medical claims payable at the end of 2001's second quarter increased by approximately $180 million compared with June 30, 2000, while debt fell by more than $365 million from the end of the second quarter of 2000.

    Total revenues rose 14.2 percent to $2,546,703,000, compared with the second quarter of 2000. Health plan revenues rose 17.2 percent, propelled by a 9.6 percent enrollment increase in the company's commercial, Medicare and Medicaid health plans compared with the second quarter of 2000.

    California, Health Net's largest health plan, saw enrollment climb by 15.6 percent overall with commercial enrollment rising 13.6 percent and Medicaid enrollment increasing by 26.2 percent. California commercial enrollment rose by 53,000 from the end of the first quarter of 2001. New York and New Jersey, key northeastern growth markets for the company, increased enrollment by 9.3 and 9.8 percent, respectively, on a year-over-year basis. Connecticut saw enrollment rise 1.1 percent.

    In the company's other ongoing health plan markets, enrollments declined as a result of Health Net's pricing discipline. Enrollment in the recently sold Florida health plan was essentially flat in the second quarter compared with the second quarter of 2000.

    "Our growth is coming in the markets we want to grow and it's coming at prices that are consistent with medical cost trends," said Jay M. Gellert, president and chief executive officer of Health Net. "We gained 53,000 new commercial members in California sequentially, a testament to our focused marketing efforts in the small group segment."

    Revenues in the company's Government contracts/Specialty services segment rose 2.2 percent to $417,699,000 over the second quarter of 2000 as increased health care costs in the company's three TRICARE contracts drove revenues higher.

    Health Net noted that, excluding Florida results, earnings before interest, taxes, depreciation and amortization (EBITDA) grew by 1.7 percent from the first quarter of 2001 and that the EBITDA margin in the quarter was consistent with the first quarter of 2001 at 4.8 percent.

    The pre-tax charges associated with the Florida transaction included $76,072,000 in losses on the Florida assets held for sale and $20,877,000 in second quarter Florida operating losses. The sale becomes effective today.

    "We are pleased that the plan is part of a company with a strong commitment to the South Florida market," Gellert said. "With the sale complete, we can intensify our focus on consistent growth in our key markets and steadily improving returns."

Medical Costs

    In the second quarter of 2001, Health Net's health plans reported a medical care ratio (MCR) of 86.3 percent including Florida health care costs. Excluding the Florida costs, the health plan MCR was 85.2 percent for the three months ended June 30, 2001.

    Health plan health care costs in the quarter rose by 30 basis points sequentially, excluding Florida, primarily as a result of higher institutional costs. Physician cost trends rose consistent with recent quarters. Compared with the second quarter of 2000, pharmacy costs rose approximately 9 percent on a per member per month (PMPM) basis in 2001's second quarter.

    "While health care costs are increasing, we have adjusted our pricing for 2002 to reflect these higher trends," Gellert explained. "We continue to be encouraged by the acceptance of the pricing in the market."

    The MCR in the company's Government contracts/Specialty services segment was 72.4 percent in the second quarter of 2001 compared with 66.7 percent in the comparable prior year period.

    This increase was driven by changes in the three TRICARE contract extensions Health Net completed last year and the effects of a change in the payment mechanism for TRICARE mental health benefits in the California and Hawaii contract.

Selling, General and Administrative (SG&A) Expenses

    Health Net's concerted efforts to adapt technology to its business processes and an across-the-board focus on administrative expenses drove the administrative ratio (SG&A and depreciation) lower in the quarter. The administrative ratio was 13.8 percent of health plan and government/specialty revenues in the second quarter of 2001. The comparable year-earlier percentage was 15.1 percent.

    "We are determined to drive this percentage lower on a sustainable basis in the quarters and years ahead. SG&A is the one expense we control and it will be the key driver of improved margins going forward," Gellert noted.

Balance Sheet—Notes Offering and New Credit Facility Completed

    Health Net's balance sheet continued to strengthen in the second quarter of 2001 compared with the same quarter a year ago. Cash and securities rose more than $265 million. Total reserves rose approximately $180 million from the end of the second quarter of 2000. Incurred but not reported (IBNR) reserves, excluding the sold Florida health plan, climbed 3.2 percent between the first and second quarters of 2001.

    Overall days in claims payable reached 53.9, compared with 54.9 at June 30, 2000 and the same amount at March 31, 2001. The change was the result of expected reserve changes in the company's TRICARE contracts. Days in claims payable for core health plans only were flat sequentially, after the effect of a one-day decrease from the traditional shared risk payment made every April to California medical groups.

    "Clearly our reserve posture is conservative. This is prudent given what we are seeing in health care cost trends," Gellert explained.

    Total debt declined by more than $365 million from the second quarter of 2000, to $628,607,000 at the end of the second quarter of 2001. The percentage of debt to total capital was 36.4 percent at the end of the second quarter. At the end of the 2000's second quarter, debt to total capital stood at 50.7 percent.

    "Our success in debt reduction has been extraordinary. We will continue to reduce debt in the future," Gellert said.

    On April 12, 2001, Health Net completed a $400 million 10-year note offering. Moody's Investor Services, Standard & Poor's and Fitch Ratings rate these notes as investment grade. To complete its comprehensive refinancing, on June 28, 2001, Health Net completed a new $700 million revolving credit facility that is predominantly of a 5-year tenor. Due to higher interest on the 10-year notes compared with previous bank financing, Health Net's interest expense rose sequentially, but declined by more than $5 million compared with the prior year's second quarter, primarily as a result of the substantial reduction in total debt over the past year.

    "We are very pleased to have both the note offering and the new revolver complete and in place, affirming the strength of our balance sheet and providing us with the necessary financial flexibility we may need," Gellert noted.

    In the second quarter of 2001, Health Net's operating cash flow amounted to $28,000 compared with negative cash flow of $23,011,000 in the second quarter of 2000. The negligible cash flow in the quarter was caused by a late payment of $54,600,000 for the company's California Medicaid program, the result of a delay in approval for the California state budget, which has since been signed into law by Gov. Davis. Cash flow normalized for this and other items would have been approximately $60,328,000.

    "As earlier stated, we expect operating cash flow for the year to be approximately $600 million with an annual run rate of between $320 and $340 million on a going forward basis," Gellert asserted. "Our strong cash flow provides us with many options for new investments and improving stockholder returns."

Earnings Outlook for the Balance of 2001

    Based on currently available information, Health Net believes that a range of earnings per share for the third quarter of 2001 of between $.41 and $.42 and of between $1.55 and $1.58 for the full year of 2001, excluding the Florida charges and items recorded in the second quarter, is reasonable given the current business conditions the company faces. In addition, the company continues to believe that a range of earnings per share for 2002 of between $1.80 and $1.85 is reasonable given the company's current view of next year's business prospects.

    Health Net, Inc., formerly known as Foundation Health Systems, Inc., is one of the nation's largest publicly traded managed health care companies. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.4 million individuals in 13 states through group, individual, Medicare, Medicaid and TRICARE programs. Health Net's subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

    For more information on Health Net, Inc., please visit the company's Web site at www.health.net.

# # #

    The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the "Cautionary Statements" section included within the Company's most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the Company's other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Health Net, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	Second Quarter Ended June 30, 2000	Third Quarter Ended September 30, 2000	Fourth Quarter Ended December 31, 2000	First Quarter Ended March 31, 2001	Second Quarter Ended June 30, 2001
Revenues:
Health plan premiums	$1,795,591	$1,847,400	$1,920,131	$2,074,699	$2,104,501
Government contracts/Specialty services	408,554	414,279	411,345	388,090	417,699
Investment and other income	25,455	26,136	28,329	25,335	24,503

Total revenues	2,229,600	2,287,815	2,359,805	2,488,124	2,546,703

Expenses:
Health plan services	1,530,497	1,575,723	1,613,544	1,767,394	1,816,199
Government contracts/Specialty services	272,694	283,306	269,744	273,035	302,300
Selling, general and administrative	314,885	310,576	352,323	339,578	332,724
Depreciation	17,072	16,423	16,885	16,972	16,088
Amortization	9,723	9,675	9,660	9,379	9,460
Interest	21,933	22,736	21,927	14,438	16,408

	2,166,804	2,218,439	2,284,083	2,420,796	2,493,179
Loss on assets held for sale	—	—	—	—	76,072
(Gain) loss on sale of businesses and buildings	—	(1,068)	1,477	—	—

Total expenses	2,166,804	2,217,371	2,285,560	2,420,796	2,569,251

Income (loss) before income tax provision (benefit)	62,796	70,444	74,245	67,328	(22,548)
Income tax provision (benefit)	24,101	25,797	28,019	24,913	(8,343)

Net income (loss)	$38,695	$44,647	$46,226	$42,415	$(14,205)

Basic and diluted earnings (loss) per share:
Net income (loss)—Basic	$0.32	$0.36	$0.38	$0.35	$(0.12)

Net income (loss)—Diluted	$0.32	$0.36	$0.37	$0.34	$(0.12)

Weighted average shares outstanding:
Basic	122,441	122,477	122,578	122,845	123,029
Diluted	122,712	124,188	124,902	125,283	124,915
Ratio & Statistics:
MCR—Health Plans	85.2%	85.3%	84.0%	85.2%	86.3%
MCR—Government contracts/Specialty services	66.7%	68.4%	65.6%	70.4%	72.4%
Administrative (SGA+depreciation) Ratio	15.1%	14.5%	15.8%	14.5%	13.8%

Health Net, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30, 2000	September 30, 2000	December 31, 2000	March 31, 2001	June 30, 2001
Assets
Current Assets
Cash and cash equivalents	$888,637	$876,278	$1,046,735	$1,242,651	$1,245,437
Investments available for sale	514,685	479,079	486,902	483,833	424,753
Premiums receivable, net	144,586	152,305	174,654	200,389	194,314
Amounts receivable under government contracts	388,403	358,247	334,187	64,804	99,640
Deferred taxes	166,314	145,402	141,752	117,569	122,419
Reinsurance and other receivables	139,915	153,090	141,140	143,179	143,199
Other assets	69,780	70,479	74,184	70,245	70,731

Total current assets	2,312,320	2,234,880	2,399,554	2,322,670	2,300,493
Property and equipment, net	258,860	276,071	296,009	288,838	295,612
Goodwill and other intangible assets, net	882,006	871,496	863,419	859,380	829,047
Other noncurrent assets	97,071	107,082	111,134	108,265	123,904

Total Assets	$3,550,257	$3,489,529	$3,670,116	$3,579,153	$3,549,056

Liabilities and Stockholders' Equity
Current Liabilities
Reserves for claims and other settlements	$1,083,466	1,168,505	$1,242,389	$1,247,598	$1,261,647
Unearned premiums	188,261	75,008	238,571	256,965	208,408
Notes payable and capital leases	711	450	49	3	—
Amounts payable under government contracts	44,115	2,628	972	766	2,287
Accounts payable and other liabilities	238,752	246,981	329,100	282,801	314,032

Total current liabilities	1,555,305	1,493,572	1,811,081	1,788,133	1,786,374
Revolving credit facility and capital leases	992,992	946,445	766,450	646,450	230,000
Senior notes payable	—	—	—	—	398,607
Deferred taxes	8,934	8,933	8,635	10,430	10,655
Other noncurrent liabilities	28,306	28,646	22,819	23,903	23,524

Total liabilities	2,585,537	2,477,596	2,608,985	2,468,916	2,449,160

Stockholders' Equity
Common stock and additional paid-in capital	644,042	644,730	649,292	652,240	656,316
Retained earnings	420,351	464,998	511,224	553,639	539,434
Common stock held in treasury, at cost	(95,831)	(95,831)	(95,831)	(95,831)	(95,831)
Unrealized holding (losses) gains, net of taxes	(3,842)	(1,964)	(3,554)	189	(23)

Total stockholders' equity	964,720	1,011,933	1,061,131	1,110,237	1,099,896

Total Liabilities and Stockholders' Equity	$3,550,257	$3,489,529	$3,670,116	$3,579,153	$3,549,056

Health Net, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Second Quarter Ended June 30, 2000	Third Quarter Ended September 30, 2000	Fourth Quarter Ended December 31, 2000	First Quarter Ended March 31, 2001	Second Quarter Ended June 30, 2001
Cash Flows from Operating Activities:
Net income (loss)	$38,695	$44,647	$46,226	$42,415	$(14,205)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and depreciation	26,795	26,098	26,545	26,351	25,548
Net (gain) loss on sale of businesses & buildings	—	(1,068)	1,477	—	—
Loss on assets held for sale	—	—	—	—	76,072
Other changes	3,042	2,645	1,150	631	897
Changes in assets and liabilities:
Premiums receivable	8,356	(7,719)	(22,349)	(25,735)	6,075
Unearned premiums	(39,710)	(113,253)	163,563	18,394	(48,557)
Other assets	(4,529)	4,744	57,911	25,643	(31,529)
Amounts receivable/payable under government contracts	(35,969)	(11,331)	22,404	269,177	(33,315)
Reserves for claims and other settlements	(9,043)	85,039	73,884	5,209	(2,245)
Accounts payable and other liabilities	(10,648)	8,569	22,228	(45,215)	21,287

Net cash (used in) provided by operating activities	(23,011)	38,371	393,039	316,870	28

Cash Flows from Investing Activities:
Sale or maturity of investments	54,654	70,819	95,005	148,683	294,161
Purchases of investments	(59,482)	(33,383)	(99,646)	(139,911)	(234,425)
Net property and equipment	(8,626)	(36,907)	(36,489)	(9,850)	(27,098)
Proceeds from the sale of businesses and buildings	—	3,505	—	—	—
Other	(1,885)	(8,644)	(5,867)	(2,986)	(10,716)

Net cash (used in) provided by investing activities	(15,339)	(4,610)	(46,997)	(4,064)	21,922

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and employee stock purchases	248	688	4,561	3,150	2,210
Proceeds from issuance of notes and other financing arrangements	50,000	95,003	95,001	100,026	395,076
Repayment of debt and other liabilities	(90,295)	(141,811)	(275,147)	(220,066)	(416,450)

Net cash (used in) financing activities	(40,047)	(46,120)	(175,585)	(116,890)	(19,164)

Net (decrease) increase in cash and cash equivalents	(78,397)	(12,359)	170,457	195,916	2,786
Cash and cash equivalents, beginning of period	967,034	888,637	876,278	1,046,735	1,242,651

Cash and cash equivalents, end of period	$888,637	$876,278	$1,046,735	$1,242,651	$1,245,437

Statement of Operations Adjusted to Exclude the Sale of the Florida Health Plan
For the Second Quarter Ended June 30, 2001
(Amounts in thousands, except per share data)

	As Reported	Excluding Florida
Revenues:
Health plan premiums	$2,104,501	$1,956,641
Government contracts/Specialty services	417,699	417,699
Investment and other income	24,503	23,043

Total revenues	2,546,703	2,397,383

Expenses:
Health plan services	1,816,199	1,666,213
Government contracts/Specialty services	302,300	302,300
Selling, general and administrative	332,724	313,374
Depreciation	16,088	15,429
Amortization	9,460	9,258
Interest	16,408	16,408

	2,493,179	2,322,982
Loss on assets held for sale	76,072	—

Total expenses	2,569,251	2,322,982

(Loss) income before income tax (benefit) provision	(22,548)	74,401
Income tax (benefit) provision	(8,343)	27,527

Net (loss) income	$(14,205)	$46,874

Basic and diluted (loss) earnings per share:
Net (loss) income—Basic	$(0.12)	$0.38

Net (loss) income—Diluted	$(0.12)	$0.38

Weighted average shares outstanding:
Basic	123,029	123,029
Diluted	124,915	124,915
Ratio & Statistics:
MCR—Health Plans	86.3%	85.2%
MCR—Government contracts/Specialty services	72.4%	72.4%
Administrative (SGA+depreciation) Ratio	13.8%	13.8%

Note:

The "Excluding Florida" column excludes $76.1 million in pre-tax transaction-related charges and $20.9 million in pre-tax Florida operating losses recorded as a consequence of the Florida Health Plan sale. Included in the $76.1 million loss on assets held for sale are a reserve against the $26 million note; transaction costs; real estate costs; a legal settlement; $28 million for reinsurance provided by a Health Net affiliate and various other items. The $20.9 million primarily includes reserve adjustments not related to second quarter operating performance. Unaudited pro forma consolidated financial information will be available in the Current Report on Form 8-K to be subsequently filed by Health Net.

HEALTH NET, INC.
Medical Covered Lives at June 30, 2001 (Full Risk)
(in Thousands)

	Commercial			Medicare Risk			Medicaid			Insured Subtotal
	06/01	03/01	06/00	06/01	03/01	06/00	06/01	03/01	06/00	06/01	03/01	06/00
Western
California	1,758	1,705	1,547	121	120	122	616	577	488	2,494	2,402	2,157
Arizona	277	283	290	55	56	58	—	—	—	332	339	348
Oregon	80	86	89	—	—	—	—	—	—	80	86	89

Total Western	2,115	2,074	1,926	176	176	180	616	577	488	2,906	2,827	2,594

Northeast
Connecticut	344	349	357	34	34	24	87	84	79	465	468	460
New Jersey	236	226	221	—	—	0	34	30	25	270	256	246
New York	264	264	242	5	5	6	—	—	—	270	269	247
Pennsylvania	42	39	41	8	9	12	—	—	—	51	48	52

Total Northeast	886	879	860	48	48	41	121	114	104	1,055	1,041	1,006

Non-Core and Life Companies
Colorado	—	—	—	—	—	—	—	—	—	—	—	—
Florida	95	103	105	44	48	40	24	21	19	163	172	164
Washington	3	3	3	—	—	—	—	—	—	3	3	3

Total	97	106	108	44	48	40	24	21	19	166	175	167

Total	3,099	3,058	2,894	268	272	262	760	712	611	4,127	4,042	3,766

Year over Year		7%			2%			24%			10%
Sequential		1%			(1)%			7%			2%

HEALTH NET, INC.
TRICARE Lives at June 30, 2001 (Full Risk)
(in Thousands)

	TRICARE HMO			TRICARE PPO/Indemnity			TRICARE Subtotal
	06/01	03/01	06/00	06/01	03/01	06/00	06/01	03/01	06/00
Arizona	6	6	6	4	4	4	10	10	10
Arkansas	21	20	20	12	12	12	33	31	32
California	305	308	305	205	202	205	510	510	510
Hawaii	67	68	66	21	21	22	88	88	88
Louisiana	30	30	32	17	18	19	47	47	51
Oklahoma	64	64	61	38	38	37	102	102	98
Oregon	13	13	12	9	9	9	22	22	21
Texas	271	270	262	160	161	160	431	431	422
Washington	130	129	128	92	92	94	221	221	222

Total	906	907	891	558	556	564	1,463	1,463	1,455

Year over Year		2%			(1)%			1%
Sequential		(0)%			0%			(0)%

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EXHIBIT 99.1
HEALTH NET'S SECOND QUARTER EARNINGS BEFORE CHARGES AND OTHER ITEMS FOR FLORIDA SALE REACH $.38 PER SHARE
Health Net, Inc. Condensed Consolidated Statements of Operations (Amounts in thousands, except per share data)
Health Net, Inc. Condensed Consolidated Balance Sheets (Amounts in thousands)
Health Net, Inc. Condensed Consolidated Statements of Cash Flows (Amounts in thousands)
Statement of Operations Adjusted to Exclude the Sale of the Florida Health Plan For the Second Quarter Ended June 30, 2001 (Amounts in thousands, except per share data)
HEALTH NET, INC. Medical Covered Lives at June 30, 2001 (Full Risk) (in Thousands)
HEALTH NET, INC. TRICARE Lives at June 30, 2001 (Full Risk) (in Thousands)